EXHIBIT 99.1
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For Immediate Release
June 17, 2004
Contact:  William Sanford
Interline Brands, Inc.
(904) 265-5333



                        INTERLINE BRANDS, INC. ANNOUNCES
                       EXECUTIVE PROMOTIONS AND ADDITIONS


JACKSONVILLE, FL - Interline Brands, Inc. announced today that Executive Vice President & Chief Financial Officer William E. Sanford has been promoted to Chief Operating Officer. He will be responsible for all field-based sales and customer service operations, national accounts and new business development activities as well as the company's acquisition program. Mr. Sanford joined Interline Brands' predecessor company, Wilmar Industries, Inc., as Senior Vice President and Chief Financial Officer in 1999.

"Bill Sanford has a deep background in operations and new business development, and has held several key executive positions with leading U.S. industrial distribution companies during his twenty-year career," said Michael Grebe, Interline's President and Chief Executive Officer. "We are very fortunate to have Bill fill this critical role at Interline."

The company also announced today that it has named Charles Blackmon as Vice President and Chief Financial Officer. Mr. Blackmon comes to Interline Brands after 24 years with Magnatrax Corporation and its predecessor companies; where he served as Chief Financial Officer, Executive Vice President, and Director. While at Magnatrax, Mr. Blackmon led an initial public offering, executed several debt financings, oversaw numerous acquisitions and played a lead role in investor relations and corporate governance policy. Mr. Blackmon is a certified public accountant and is a director and Audit Committee Member of Concurrent Computer Corporation.

"We are very pleased to add Charles' experience and leadership to our strong financial team," said Grebe. "His broad experience will be a major asset for Interline Brands." Today's appointments, along with the previously announced appointment of Laurence Howard as Vice President, General Counsel, and Secretary help to further bolster the capability and experience of the senior management team.

Interline Brands, Inc. is a leading direct marketing and specialty distribution company with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations (MRO) products to professional contractors, facilities maintenance professionals, hardware stores and other customers across North America and Central America.

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